EXHIBIT 99.1




News Release        News Release            News Release           News Release

[LOGO OF AMERICAN EXPRESS]

Contacts:                 Tony Mitchell                   Michael J. O'Neill
                          212-640-9668                    212-640-5951
                          anthony.a.mitchell@aexp.com     mike.o'neill@aexp.com

FOR IMMEDIATE RELEASE

--------------------------------------------------------------------------------

            AMERICAN EXPRESS REPORTS RECORD EARNINGS IN FIRST QUARTER

           INCOME BEFORE ACCOUNTING CHANGE RISES 25 PERCENT ON STRONG
                  REVENUE GROWTH AND EXCELLENT CREDIT QUALITY

                 (Dollars in millions, except per share amounts)

                                                 Quarters Ended      Percentage
                                                    March 31          Inc/(Dec)
                                                    --------         -----------
                                               2004          2003
                                               ----          ----
Revenues                                   $  6,910       $ 6,023          15%

Income Before Accounting Change            $    865       $   692          25%
Net Income                                 $    794*      $   692          15%


Earnings Per Common Share - Basic:
   Income Before Accounting Change         $   0.68       $  0.53          28%
   Net Income                              $   0.62*      $  0.53          17%

Earnings Per Common Share - Diluted:
   Income Before Accounting Change         $   0.66       $  0.53          25%
   Net Income                              $   0.61*      $  0.53          15%

Average Common Shares Outstanding
   Basic                                      1,277         1,297          (2%)
   Diluted                                    1,305         1,305           -

Return on Average Total Shareholders'
Equity**                                       20.7%         20.0%          -


--------------------------------------------------------------------------------

*Reflects a $109 million non-cash pretax charge ($71 million after-tax), or $0.06 on a basic per share basis and $0.05 on a diluted per share basis, relating to the January 1, 2004 adoption of Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" (SOP 03-1).

**Computed on a trailing 12-month basis using total Shareholders' Equity as included in the Consolidated Financial Statements prepared in accordance with accounting principles generally accepted in the United States (GAAP).

     New York - April 22, 2004 - AMERICAN EXPRESS COMPANY today reported first quarter income before accounting change of $865 million, up 25 percent from $692 million a year ago. Net income was a record $794 million, up 15 percent. Diluted earnings per share (EPS) before accounting change rose to $0.66, up 25 percent from $0.53 a year ago. EPS after accounting change was $0.61, up 15 percent.

     The company's return on equity was 20.7 percent.

     Revenues totaled $6.9 billion, up 15 percent from $6.0 billion a year ago. This growth reflects a significant rise in cardmember spending and cards-in-force, stronger financial advisor sales and higher client asset levels.

     Consolidated expenses totaled $5.7 billion, up 13 percent from $5.0 billion a year ago. This increase reflects higher expenses for marketing, promotion, rewards and cardmember services, human resources and other operating expenses.

     "We started the year in excellent position thanks to the flexibility we've built into our business," said Kenneth I. Chenault, Chairman and CEO. "During the quarter, we took full advantage of competitive opportunities and a strengthening economy to generate outstanding results in each of our major businesses."

     "Total revenue rose at the highest rate in more than a decade with both our card and financial services businesses delivering historically strong performance. Credit quality remained outstanding and we continued to build momentum during the quarter."

     The accounting change noted above (SOP 03-1) resulted in a one-time non-cash charge of $109 million ($71 million after-tax) at American Express Financial Advisors (AEFA). This charge primarily relates to the establishment of reserves to cover the anticipated future costs of death benefits and other guarantees offered as part of certain insurance and annuity contracts. Previously, these costs had been recognized in the quarter in which they were incurred.


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                                                                               3


     FIRST QUARTER 2004 RESULTS

     The first quarter revenue growth reflected 13 percent growth at Travel Related Services (TRS), 22 percent growth at AEFA and 7 percent growth at American Express Bank (AEB). More specifically,
     o Discount revenue increased 20 percent, reflecting a 21 percent rise in cardmember spending.

     o Management and distribution fees rose 50 percent due to higher asset and sales levels at AEFA.

     o Travel commissions and fees increased 23 percent as a result of higher travel sales.

     o    Insurance and annuity-related revenues rose 16 percent.

     The acquisitions of Threadneedle Asset Management and Rosenbluth International in the second half of last year contributed approximately 2 percentage points to the company's overall revenue growth of 15 percent.
     The overall rise in first quarter expenses reflected increases of 12 percent at TRS and 14 percent at AEFA, partially offset by a 3 percent decline at AEB. More specifically,
     o Marketing, promotion, rewards and cardmember services expenses increased 35 percent, driven by a 35 percent increase at TRS.

     o Human resources expense increased 19 percent partially as a consequence of expensing stock options and a related rise in management incentives as the company scaled back the use of options. First quarter expenses also reflect the impact of merit increases and employee benefits.

     o Other operating expenses rose 13 percent, including an 11 percent increase at TRS.




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                                                                               4


     These items were partially offset by an 8 percent decrease in provision for losses, including a 10 percent decline at TRS, and a 12 percent decline in interest expense.

     TRAVEL RELATED SERVICES (TRS) reported record quarterly net income of $665 million, up 14 percent from $584 million a year ago.

     The following discussion of first quarter results presents TRS segment results on a "managed basis," as if there had been no cardmember lending securitization transactions. This is the basis used by management to evaluate operations and is consistent with industry practice. For further information about managed basis and reconciliation of GAAP and managed TRS information, see the "Managed Basis" section below. The AEFA, AEB and Corporate and Other sections below are presented on a GAAP basis.

     Total net revenues rose 12 percent from the year-ago period, reflecting strong growth in spending on American Express Cards and increased travel revenues.

     Discount revenue grew 20 percent reflecting a 21 percent increase in billed business. These sharp increases were driven by higher average cardmember spending, the continued benefit of rewards programs and a net addition of approximately 4 million cards-in-force. The higher business volumes also reflected continuing growth in the retail and everyday spending categories and significant improvement in travel and entertainment spending.

     Travel commissions and fees grew 23 percent reflecting a 30 percent increase in travel sales, including the benefits of the Rosenbluth acquisition. Net card fees increased 5 percent as a result of a higher number of cards-in-force.

         Total expenses increased 12 percent reflecting higher marketing, promotion, rewards and cardmember services expenses, greater human resources expense and higher other operating costs. These increases were partially offset by




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                                                                               5


reduced provisions for losses, lower charge card interest costs and the benefits of cost-control initiatives.

     Marketing, promotion, rewards and cardmember services expenses increased 39 percent over the year-ago period primarily reflecting continued expansion of card-acquisition and cardmember loyalty programs, in part related to the company's assessment of competitive opportunities in the card market.

     Human  resources   expense  increased  16  percent  largely  due  to  merit
increases, higher management incentives and employee benefits in addition to the Rosenbluth acquisition. Other operating expenses increased 13 percent.

     Credit quality remained excellent in both the charge and credit card portfolios. The total provision for losses declined 9 percent, reflecting a decline of 10 percent in the lending provision and a 5 percent decrease in the charge card provision. Reserve coverage ratios remained at historically strong levels despite higher loan and receivable balances.

     Charge card interest expense decreased 19 percent largely due to lower funding costs partially offset by higher average receivable balances.

     AMERICAN EXPRESS FINANCIAL ADVISORS (AEFA) reported first quarter income before accounting change of $228 million, up 71 percent from $133 million a year ago. Net income after the accounting change rose to $157 million, up 18 percent. Total revenues increased 22 percent.

     Management and distribution fees increased 50 percent, reflecting substantially higher assets under management and stronger product sales. This improvement reflected the third quarter 2003 Threadneedle acquisition, improved advisor activity, stronger equity markets during the quarter and net asset inflows.

     Investment income was unchanged from year-ago levels. Owned investments increased due to the cumulative benefit of




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                                                                               6


sales of annuities, insurance, and certificate products during the past two years. Overall, credit quality within the portfolio continued to improve as default rates declined throughout the past year. Investment income was negatively affected by a decision to further improve AEFA's investment portfolio risk profile by liquidating a structured investment before maturity. This resulted in a charge of $49 million ($32 million after-tax).

     Other revenues rose from last year reflecting strong performance in the property-casualty business.

     Provisions for benefits and losses decreased slightly, reflecting lower interest crediting rates, partially offset by higher levels of annuities, insurance and certificate products.

     Human resources and other operating expenses rose a combined 25 percent from year-ago levels. The increase reflected the Threadneedle acquisition, higher sales compensation-related expenses and legal costs. This increase was partially offset by a $66 million ($43 million after-tax) benefit to deferred acquisition costs that reflected lengthening amortization periods for certain insurance and annuity products in conjunction with the adoption of SOP 03-1.

     AMERICAN EXPRESS BANK (AEB) reported net income for the first quarter of $30 million, up 55 percent from $19 million a year ago.

     AEB's results included substantially lower provision for losses, reflecting lower loan volumes and an improvement in bankruptcy-related write-offs in the unsecured consumer-lending portfolio. The results also reflected higher fees, client-related foreign exchange and other revenues in Private Banking and the Financial Institutions Group. These benefits were partially offset by higher operating expenses, which included $8 million after-tax associated with reengineering selected operations.


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
                                                                               7


     CORPORATE AND OTHER reported first quarter net expenses of $58 million in 2004 compared with $44 million in 2003.




                                       ***

     MANAGED BASIS - TRS

     Managed basis means the presentation assumes there have been no securitization transactions, i.e. all securitized cardmember loans and related income effects are reflected as if they were in the company's balance sheet and income statements, respectively. The company presents TRS information on a managed basis because that is the way the company's management views and manages the business. Management believes that a full picture of trends in the company's cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized cardmember loans.

     Asset securitization is just one of several ways for the company to fund cardmember loans. Use of a managed basis presentation, including non-securitized and securitized cardmember loans, presents a more accurate picture of the key dynamics of the cardmember lending business, avoiding distortions due to the mix of funding sources at any particular point in time.

     For example, irrespective of the funding mix, it is important for management and investors to see metrics, such as changes in delinquencies and write-off rates, for the entire cardmember lending portfolio because they are more representative of the economics of the aggregate cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of cardmember loans and related revenue and changes in market share, which are all significant metrics in evaluating the company's performance and which can only be properly assessed when all non-securitized and securitized cardmember loans are viewed together on a managed basis.

     The Consolidated Section of this press release and attachments provide the GAAP presentation for items described on a managed basis.




                                       ***

The following table reconciles the GAAP-basis TRS income statements to the managed-basis information.



Travel Related Services
Selected Financial Information


                                                                                  Effect of Securitizations (unaudited)
                                                                             Securitization
(preliminary, millions)                       GAAP Basis (unaudited)            Effect                    Managed Basis
                                         -------------------------------------------------------------------------------------
                                                                Percentage                                          Percentage
Quarters Ended March 31,                     2004       2003     Inc/(Dec)    2004      2003       2004       2003   Inc/(Dec)
                                         ---------- ---------- ------------  --------- -------  --------- --------- ----------
Net revenues:
  Discount revenue                        $ 2,368    $ 1,976       19.8%
  Net card fees                               472        451        4.7
  Lending:
    Finance charge revenue                    668        681       (1.8)     $ 539     $ 489    $ 1,207    $ 1,170        3.3%
    Interest expense                          127        129       (1.7)        83        64        210        193        8.9
                                         ---------- ----------              ---------- -------- ---------- ----------
      Net finance charge revenue              541        552       (1.8)       456       425        997        977        2.1
  Travel commissions and fees                 417        340       22.6
  Other commissions and fees                  510        464       10.0         53        50        563        514        9.6
  Travelers Cheque investment income           93         92        1.3

  Securitization income, net                  230        211        8.6       (230)     (211)         -          -          -
  Other revenues                              419        400        4.5
                                         ---------- ----------              ---------- -------- ----------- ---------
        Total net revenues                  5,050      4,486       12.6        279       264      5,329      4,750       12.2
Expenses:
  Marketing, promotion, rewards and
    cardmember services                     1,023        761       34.5         (4)      (26)     1,019        735       38.6
  Provision for losses and claims:
    Charge card                               198        208       (5.2)
    Lending                                   287        331      (13.5)       287       307        574        638      (10.0)
    Other                                      29         31       (2.4)
                                         ----------- ---------              ---------- -------- ----------- ---------
        Total                                 514        570       (9.9)       287       307        801        877       (8.6)
  Charge card interest expense                168        209      (19.5)
  Human resources                           1,065        916       16.2
  Other operating expenses
Restructuring charges                       1,307      1,172       11.4         (4)      (17)     1,303      1,155       12.8
                                         ----------- ---------              --------- --------- ----------- ---------
        Total expenses                      4,077      3,628       12.4      $ 279     $ 264    $ 4,356    $ 3,892       11.9
                                         ----------- ---------              ---------- -------- ----------- ---------
Pretax income                                 973        858       13.4

Income tax provision                          308        274       12.6
                                         ----------- -----------
Net income                                $   665    $   584       13.8
                                         =========== ===========




     American Express Company (www.americanexpress.com), founded in 1850, is a global travel, financial and network services provider.




                                       ***




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                                                                              10


     Note: The 2004 First Quarter Earnings Supplement, as well as CFO Gary Crittenden's presentation from the investor conference call referred to below, will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call to discuss first quarter earnings results, operating performance and other topics that may be raised during the discussion will be held at 5:00 p.m. (ET) today. Live audio of the conference call will be accessible to the general public on the American Express web site at http://ir.americanexpress.com. A replay of the conference call also will be available today at the same web site address.


                                       ***





     This release includes forward-looking statements, which are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to: the company's ability to successfully implement a business model that allows for significant earnings growth based on revenue growth that is lower than historical levels, including the ability to improve its operating expense to revenue ratio both in the short-term and over time, which will depend in part on the effectiveness of reengineering and other cost-control initiatives, as well as factors impacting the company's revenues; the company's ability to cost effectively manage and expand cardmember benefits, including containing the growth of its marketing, promotion, rewards and cardmember services expenses; the company's ability to accurately estimate the provision for the cost of the Membership Rewards program; the company's ability to grow its business and meet or exceed its return on shareholders' equity target by reinvesting approximately 35% of annually-generated capital, and returning approximately 65% of such capital to shareholders, over time, which will depend on the company's ability to manage its capital needs and the effect of business mix, acquisitions and rating agency requirements; the ability of the company to generate sufficient revenues for expanded investment spending and to actually spend such funds to the extent available, and the ability to capitalize on such investments to improve business metrics; credit risk related to consumer debt, business loans, merchant bankruptcies and other credit exposures both in the U.S. and internationally; volatility in the valuation assumptions for the interest only (I/O) strip relating to TRS's lending securitizations; fluctuation in the equity and fixed income markets, which can affect the amount and types of investment products sold by AEFA, the market value of its managed assets, and management, distribution and other fees received based on the value of those assets; AEFA's ability to recover Deferred Acquisition Costs (DAC), as well as the timing of such DAC amortization, in connection with the sale


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                                                                              11


of annuity, insurance and certain mutual fund products; changes in assumptions relating to DAC, which could impact the amount of DAC amortization; the ability to improve investment performance in AEFA's businesses, including attracting and retaining high-quality personnel; the success, timeliness and financial impact, including costs, cost savings and other benefits including increased revenues, of reengineering initiatives being implemented or considered by the company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower-cost overseas locations, moving internal and external functions to the Internet to save costs, and planned staff reductions relating to certain of such reengineering actions; the ability to control and manage operating, infrastructure, advertising and promotion and other expenses as business expands or changes, including balancing the need for longer-term investment spending; the potential negative effect on the company's businesses and infrastructure, including information technology, of terrorist attacks, disasters or other catastrophic events in the future; the impact on the company's businesses resulting from continuing geopolitical uncertainty; the overall level of consumer confidence; consumer and business spending on the company's travel related services products, particularly credit and charge cards and growth in card lending balances, which depend in part on the ability to issue new and enhanced card products and increase revenues from such products, attract new cardholders, capture a greater share of existing cardholders' spending, sustain premium discount rates, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the global network services business; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; successfully cross-selling financial, travel, card and other products and services to the company's customer base, both in the United States and internationally; a downturn in the company's businesses and/or negative changes in the company's and its subsidiaries' credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; fluctuations in interest rates, which impact the company's borrowing costs, return on lending products and spreads in the investment and insurance businesses; credit trends and the rate of bankruptcies, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the company's card products and returns on the company's investment portfolios; fluctuations in foreign currency exchange rates; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations; the costs and integration of acquisitions; and outcomes and costs associated with litigation and compliance and regulatory matters. A further description of these and other risks and uncertainties can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2003, and its other reports filed with the SEC.



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                                                                              12


All information in the following tables is presented on a basis prepared in accordance with accounting principles generally accepted in the United States
(GAAP), unless otherwise indicated.

(Preliminary)

                      AMERICAN EXPRESS COMPANY
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)


(Millions)

                                       Quarters Ended
                                         March 31,
                                     ------------------   Percentage
                                      2004        2003     Inc/(Dec)
                                     ------      ------   ----------
Revenues
  Discount revenue                  $ 2,368     $ 1,976      19.8 %
  Management and distribution fees      779         520      49.9
  Net investment income                 741         767      (3.4)
  Cardmember lending net
     finance charge revenue             541         552      (1.8)
  Net card fees                         472         451       4.7
  Travel commissions and fees           417         340      22.6
  Other commissions and fees            529         477      10.8
  Insurance and annuity revenues        364         314      15.6
  Securitization income, net            230         211       8.6
  Other                                 469         415      13.3
                                     ------      ------
    Total revenues                    6,910       6,023      14.7
Expenses
  Human resources                     1,779       1,490      19.4
  Provision for losses and benefits   1,022       1,110      (8.0)
  Marketing, promotion, rewards
      and cardmember services         1,047         775      35.0
  Interest                              203         230     (11.8)
  Other operating expenses            1,611       1,422      13.4
                                     ------      ------
    Total expenses                    5,662       5,027      12.6
                                     ------      ------
Pretax income before
  accounting change                   1,248         996      25.3
Income tax provision                    383         304      26.5
                                     ------      ------
Income before accounting change         865         692      24.8
Cumulative effect of accounting
  change, net of tax (A)                (71)          -         -
                                     ------      ------
Net income                          $   794     $   692      14.7
                                     ======      ======


Note: Certain prior period amounts have been reclassified to conform to current year presentation.

(A) Reflects a $109 million non-cash pretax charge ($71 million after-tax) related to the January 1, 2004 adoption of SOP 03-1.

(Preliminary)

                            AMERICAN EXPRESS COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

(Billions)

                                     March 31,      December 31,
                                       2004            2003
                                   ------------    ------------
Assets
  Cash and cash equivalents        $          5    $          6
  Accounts receivable                        31              31
  Investments                                61              57
  Loans                                      31              32
  Separate account assets                    32              31
  Other assets                               18              18
                                   ------------    ------------
    Total assets                   $        178    $        175
                                   ============    ============

Liabilities and Shareholders' Equity
  Separate account liabilities     $         32    $         31
  Short-term debt                            16              19
  Long-term debt                             24              21
  Other liabilities                          90              89
                                   ------------    ------------
    Total liabilities                       162             160
                                   ------------    ------------
  Shareholders' Equity                       16              15
                                   ------------    ------------
    Total liabilities and
        shareholders' equity       $        178    $        175
                                   ============    ============


(Preliminary)

                      AMERICAN EXPRESS COMPANY
                          FINANCIAL SUMMARY
                             (Unaudited)


(Millions)
                                         Quarters Ended
                                            March 31,
                                        ------------------    Percentage
                                         2004        2003      Inc/(Dec)
                                        ------      ------     ----------
REVENUES (A)
  Travel Related Services              $ 5,050     $ 4,486          13 %
  American Express Financial Advisors    1,728       1,411          22
  American Express Bank                    210         197           7
                                        ------      ------
                                         6,988       6,094          15
  Corporate and other,
    including adjustments
    and eliminations                       (78)        (71)         (9)
                                        ------      ------

CONSOLIDATED REVENUES                  $ 6,910     $ 6,023          15
                                        ======      ======

PRETAX INCOME (LOSS) BEFORE
  ACCOUNTING CHANGE
  Travel Related Services              $   973     $   858          13
  American Express Financial Advisors      317         178          78
  American Express Bank                     48          29          62
                                        ------      ------
                                         1,338       1,065          26
  Corporate and other                      (90)        (69)        (28)
                                        ------      ------

PRETAX INCOME BEFORE ACCOUNTING CHANGE $ 1,248     $   996          25
                                        ======      ======

NET INCOME (LOSS)
  Travel Related Services              $   665     $   584          14
  American Express Financial Advisors      157(B)      133          18
  American Express Bank                     30          19          55
                                        ------      ------
                                           852         736          14
  Corporate and other                      (58)        (44)        (31)
                                        ------      ------

NET INCOME                             $   794(B)  $   692          15
                                        ======      ======

(A) Managed net revenues are reported net of American Express Financial Advisors' provision for losses and benefits and exclude the effect of TRS' securitization activities. The following table reconciles consolidated GAAP revenues to Managed Basis net revenues:


     GAAP revenues                     $ 6,910     $ 6,023          15 %
       Effect of TRS securitizations       279         264
       Effect of AEFA provisions          (501)       (506)
                                        ------      ------
     Managed net revenues              $ 6,688     $ 5,781          16
                                        ======      ======

(B) Reflects a $109 million non-cash pretax charge ($71 million after-tax) related to the January 1, 2004 adoption of SOP 03-1.

(Preliminary)

                       AMERICAN EXPRESS COMPANY
                    FINANCIAL SUMMARY (CONTINUED)
                             (UNAUDITED)

                                         Quarters Ended
                                            March 31,
                                        ----------------    Percentage
                                         2004      2003     Inc/(Dec)
                                        ------    ------    ----------

EARNINGS PER SHARE

BASIC
  Income before accounting change       $ 0.68    $ 0.53        28 %

  Net income                            $ 0.62(A) $ 0.53        17 %
                                        ======    ======

Average common shares outstanding
  (millions)                             1,277     1,297        (2)%
                                        ======    ======
DILUTED

  Income before accounting change       $ 0.66    $ 0.53        25 %

  Net income                            $ 0.61(A) $ 0.53        15 %
                                        ======    ======

Average common shares outstanding
  (millions)                             1,305     1,305         -
                                        ======    ======

Cash dividends declared
  per common share                      $ 0.10    $ 0.08        25 %
                                        ======    ======


                    SELECTED STATISTICAL INFORMATION
                                   (Unaudited)

                                         Quarters Ended
                                            March 31,
                                        ----------------    Percentage
                                         2004      2003      Inc/(Dec)
                                        ------    ------    ----------
Return on average total shareholders'
  equity (B)                             20.7%      20.0%
Common shares outstanding (millions)    1,281      1,298          (1)%
Book value per common share           $ 12.30    $ 10.84          13 %
Shareholders' equity (billions)       $  15.8    $  14.1          12 %


(A) Reflects a $109 million non-cash pretax charge ($71 million after-tax), or $0.06 on a basic per share basis and $0.05 on a diluted per share basis, related to the January 1, 2004 adoption of SOP 03-1.

(B) Computed on a trailing 12-month basis using total shareholders' equity as included in the Consolidated Financial Statements prepared in accordance with GAAP.